UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2015

Rose Rock Midstream, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-35365	45-2934823
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

(Address of principal executive offices)

(918) 524-7700

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Amended Contribution Agreement

As previously reported, on February 9, 2015, Rose Rock Midstream, L.P. (the “Partnership”) entered into a Contribution Agreement (the “Contribution Agreement”) with SemGroup Corporation (“SemGroup”), Rose Rock Midstream Holdings, LLC (“RRMH”), SemDevelopment, L.L.C. (“SD”), Glass Mountain Holding, LLC (“GMH”), Rose Rock Midstream GP, LLC (the “General Partner”) and Rose Rock Midstream Operating, LLC (“RRMO”). SemGroup, RRMH, SD and the General Partner are referred to herein collectively as the “Contributing Parties” and the Contributing Parties, the Partnership and RRMO are referred to herein collectively as the “Parties.”

On February 13, 2015, the Parties entered into an Amended and Restated Contribution Agreement (the “Amended Contribution Agreement”) to, among other things, remove GMH as a contributing party. Pursuant to the terms of the Amended Contribution Agreement, on February 13, 2015, the Partnership acquired (i) SemGroup’s 100% interest in GMH, which owns a 50% interest in Glass Mountain Pipeline, LLC, which owns a 215-mile crude oil pipeline in western and north central Oklahoma and (ii) a 100% interest in Wattenberg Holding, LLC, which owns the Wattenberg Oil Trunkline, a pipeline system that transports crude oil from Noble Energy Inc.’s production facilities in the DJ Basin to the White Cliffs pipeline system (the “Subject Interests”) from the Contributing Parties in exchange for the Aggregate Consideration (as defined below) (the “Drop-Down Transaction”).

The aggregate consideration for the Subject Interests (the “Aggregate Consideration”) consisted of (i) cash of approximately $251.2 million (the “Cash Consideration”), (ii) the issuance of 1,750,000 common units representing limited partner interests in the Partnership (“Common Units”) and (iii) an increase of the capital account of the General Partner, the general partner of the Partnership, to allow it to maintain its 2% general partner interest in the Partnership through the issuance of 82,653 notional general partner units to the General Partner (such issued Common Units and notional general partner units are collectively referred to as the “Unit Consideration”). The Amended Contribution Agreement also includes customary representations and warranties, indemnification obligations and covenants by the Parties, subject to the limitations set forth therein.

Each of the Parties to the Amended Contribution Agreement, other than SemGroup, is a direct or indirect subsidiary of SemGroup. As a result, certain individuals serve as officers and directors of both SemGroup and such other entities. In addition, prior to the consummation of the Drop-Down Transaction, SemGroup indirectly held (i) an approximate 56.7% limited partner interest in the Partnership through its subsidiaries and (ii) a 2% general partner interest and incentive distribution rights in the Partnership through its indirect ownership of the General Partner.

The terms of the Amended Contribution Agreement and the Drop-Down Transaction were approved by the Conflicts Committee of the Board of Directors of the General Partner (the “Conflicts Committee”). The Conflicts Committee, which is composed entirely of independent directors, retained independent legal and financial counsel to assist it in evaluating and negotiating the Amended Contribution Agreement and the Drop-Down Transaction.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On February 13, 2015, the Partnership completed the Drop-Down Transaction. The information set forth under Item 1.01 and Item 2.03 is incorporated into this Item 2.01 in its entirety by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 13, 2015, the Partnership, in connection with the Drop-Down Transaction, made a borrowing of approximately $163.5 million (the “Borrowing”) pursuant to the terms of its Credit Agreement, dated as of November 10, 2011, as amended, among the Partnership, certain subsidiaries of the Partnership, as guarantors, the lenders party thereto and The Royal Bank of Scotland plc, as administrative agent and collateral agent for the lenders. The proceeds of the Borrowing were used to fund a portion of the Cash Consideration and to pay other costs and expenses related to the Drop-Down Transaction.

Item 3.02. Unregistered Sales of Equity Securities.

On February 13, 2015, the Partnership completed the issuance and sale of the Unit Consideration. The issuance and sale of the Unit Consideration were made in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

The information set forth under Item 1.01 is incorporated in its entirety into this Item 3.02 by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of business acquired.

Financial statements relating to the Drop-Down Transaction will be filed as an amendment to this Current Report on Form 8-K within 71 calendar days from the date that this report is required to be filed.

(b) Pro forma financial information.

Pro forma financial information relating to the Drop-Down Transaction will be filed as an amendment to this Current Report on Form 8-K within 71 calendar days from the date that this report is required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROSE ROCK MIDSTREAM, L.P.

By:	Rose Rock Midstream GP, LLC
its general partner

Date: February 13, 2015

By:	/s/ Robert N. Fitzgerald
Robert N. Fitzgerald
Senior Vice President and Chief Financial Officer

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